Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated September 29, 2014 with respect to the financial statements of HealthPocket, Inc., as of March 31, 2014 and 2013, and for the year ended March 31, 2014 and the period from May 14, 2012 (date of incorporation) to March 31, 2013 which are incorporated by reference in this Registration Statement of Health Insurance Innovations, Inc. We consent to the incorporation by reference in the Registration statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Tampa, FL

February 9, 2015